EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

	Common Stock Ownership by Irvine Sensors	State of Other Jurisdiction of Incorporation or Organization
Novalog, Inc. 3001 Redhill Ave., Building 4 Costa Mesa, California 92626	96%	California

MicroSensors, Inc. 3001 Redhill Ave., Building 4 Costa Mesa, California 92626	98%	Delaware

RedHawk Vision, Inc. 3001 Redhill Ave., Building 4 Costa Mesa, California 92626	81%	Delaware

iNetWorks Corporation 3001 Redhill Ave., Building 3 Costa Mesa, California 92626	95%	Nevada